AGREEMENT

                                AND

                          PLAN OF MERGER


                           dated as of

                        September 18, 1997


                           by and among


                       MARSHALL INDUSTRIES,

                     MI HOLDINGS NEVADA, INC.

                                and

                 STERLING ELECTRONICS CORPORATION

                         TABLE OF CONTENTS

                                                               PAGE

                             ARTICLE I
                            THE MERGER . . . . . . . . . . . . .  1

     1.1   The Merger. . . . . . . . . . . . . . . . . . . . . .  1
     1.2   Closing . . . . . . . . . . . . . . . . . . . . . . .  2
     1.3   Effective Time. . . . . . . . . . . . . . . . . . . .  2
     1.4   Articles of Incorporation . . . . . . . . . . . . . .  2
     1.5   By-Laws . . . . . . . . . . . . . . . . . . . . . . .  2
     1.6   Officers and Directors. . . . . . . . . . . . . . . .  2
     1.7   Conversion of Shares. . . . . . . . . . . . . . . . .  2
     1.8   Delivery of Merger Consideration.   . . . . . . . . .  3
     1.9   Company Options . . . . . . . . . . . . . . . . . . .  4

                            ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . .  4

     2.1   Organization; Subsidiaries. . . . . . . . . . . . . .  4
     2.2   Capitalization. . . . . . . . . . . . . . . . . . . .  5
     2.3   Authority; Validity . . . . . . . . . . . . . . . . .  6
     2.4   No Conflict . . . . . . . . . . . . . . . . . . . . .  6
     2.5   Consents. . . . . . . . . . . . . . . . . . . . . . .  7
     2.6   Financial Statements; SEC Filings . . . . . . . . . .  7
     2.7   Tax Matters . . . . . . . . . . . . . . . . . . . . .  8
     2.8   Absence of Certain Changes or Events. . . . . . . . .  8
     2.9   Material Contracts. . . . . . . . . . . . . . . . . .  9
     2.10  Title and Related Matters . . . . . . . . . . . . . .  9
     2.11  Employee Benefit Plans. . . . . . . . . . . . . . . . 10
     2.12  Employment Agreements . . . . . . . . . . . . . . . . 12
     2.13  Legal Proceedings . . . . . . . . . . . . . . . . . . 12
     2.14  Compliance with Law . . . . . . . . . . . . . . . . . 12
     2.15  Accuracy of Proxy Statement and Other
           Information . . . . . . . . . . . . . . . . . . . . . 12
     2.16  Related Party Transactions. . . . . . . . . . . . . . 13
     2.17  Insurance . . . . . . . . . . . . . . . . . . . . . . 13
     2.18  No Brokers or Finders . . . . . . . . . . . . . . . . 13
     2.19  Dissenters' Rights. . . . . . . . . . . . . . . . . . 13
     2.20  Environmental Matters . . . . . . . . . . . . . . . . 13
     2.21  Bank Accounts, Powers, etc. . . . . . . . . . . . . . 14
     2.22  Intangible Property . . . . . . . . . . . . . . . . . 14
     2.23  Fairness Opinion. . . . . . . . . . . . . . . . . . . 14
     2.24  Full Disclosure . . . . . . . . . . . . . . . . . . . 14

                            ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF BUYER AND SUBSIDIARY . . 14

     3.1   Organization. . . . . . . . . . . . . . . . . . . . . 14
     3.2   Authority; Validity . . . . . . . . . . . . . . . . . 15
     3.3   No Conflict . . . . . . . . . . . . . . . . . . . . . 15
     3.4   Consents. . . . . . . . . . . . . . . . . . . . . . . 15
     3.5   No Brokers or Finders . . . . . . . . . . . . . . . . 15
     3.6   Legal Proceedings . . . . . . . . . . . . . . . . . . 15
     3.7   Financial Statements. . . . . . . . . . . . . . . . . 15
     3.8   Buyer's Financing . . . . . . . . . . . . . . . . . . 16

                            ARTICLE IV
                             COVENANTS . . . . . . . . . . . . . 16

     4.1   Access and Information. . . . . . . . . . . . . . . . 16
     4.2   Governmental Filings. . . . . . . . . . . . . . . . . 17
     4.3   Consents and Approvals. . . . . . . . . . . . . . . . 17
     4.4   Stockholders' Meeting . . . . . . . . . . . . . . . . 18
     4.5   Conduct of Business . . . . . . . . . . . . . . . . . 18
     4.6   Publicity . . . . . . . . . . . . . . . . . . . . . . 19
     4.7   Financial Statements. . . . . . . . . . . . . . . . . 19
     4.8   Notification of Defaults and Adverse Events . . . . . 19
     4.9   Indemnification by Company. . . . . . . . . . . . . . 20
     4.10  Commercially Reasonable Efforts . . . . . . . . . . . 20
     4.11  Buyer's Undertaking Regarding Subsidiary. . . . . . . 20
     4.13  No Solicitation . . . . . . . . . . . . . . . . . . . 20
     4.15  Anti-takeover Statutes. . . . . . . . . . . . . . . . 21
     4.16  Indemnification; Insurance. . . . . . . . . . . . . . 21

                             ARTICLE V
                            CONDITIONS . . . . . . . . . . . . . 22

     5.1   Conditions to Obligations of Company and Buyer. . . . 22
     5.2   Conditions to Obligations of Buyer. . . . . . . . . . 22
     5.3   Conditions to Obligations of Company. . . . . . . . . 24

                            ARTICLE VI
                 TERMINATION, AMENDMENT AND WAIVER . . . . . . . 24

     6.1   Termination and Abandonment . . . . . . . . . . . . . 24
     6.2   Effect of Termination . . . . . . . . . . . . . . . . 25
     6.3   Amendment . . . . . . . . . . . . . . . . . . . . . . 25
     6.4   Extension; Waiver . . . . . . . . . . . . . . . . . . 25

                            ARTICLE VII
                           MISCELLANEOUS . . . . . . . . . . . . 26

     7.1   Termination of Representations and Warranties . . . . 26
     7.2   Expenses. . . . . . . . . . . . . . . . . . . . . . . 26
     7.3   Remedies. . . . . . . . . . . . . . . . . . . . . . . 26
     7.4   Notices . . . . . . . . . . . . . . . . . . . . . . . 26
     7.5   Further Assurances. . . . . . . . . . . . . . . . . . 27
     7.6   Assignability . . . . . . . . . . . . . . . . . . . . 27
     7.7   Governing Law . . . . . . . . . . . . . . . . . . . . 27
     7.8   Interpretation. . . . . . . . . . . . . . . . . . . . 27
     7.9   Counterparts. . . . . . . . . . . . . . . . . . . . . 27
     7.10  Integration . . . . . . . . . . . . . . . . . . . . . 28

                           ARTICLE VIII
                            DEFINITIONS. . . . . . . . . . . . . 28

     8.1   Definitions . . . . . . . . . . . . . . . . . . . . . 28


                             SCHEDULES

Schedule 1.6         Officers and Directors of Surviving Corporation
Schedule 2.1(b)      Capitalization of Company and Company's
                     Subsidiaries
Schedule 2.2(a)      Rights to Purchase Company Common Stock
Schedule 2.4         Company Required Consents
Schedule 2.7         Certain Tax Matters
Schedule 2.8         Certain Events
Schedule 2.9         Material Contracts
Schedule 2.11(a)     Employee Benefit Plans
Schedule 2.11(b)     Certain Benefit Plan Reports
Schedule 2.11(c)     Certain Benefit Plan Contributions
Schedule 2.11(d)     Certain Benefit Plan Matters
Schedule 2.11(g)     Certain Retirement Benefits
Schedule 2.11(h)     Certain Benefit Plan Liabilities
Schedule 2.12        Employment Agreements
Schedule 2.14        Compliance with Law
Schedule 2.20        Certain Environmental Matters
Schedule 2.21        Bank Accounts
Schedule 2.22        Intangible Property
Schedule 3.4         Buyer Required Consents
Schedule 5.2(f)      Required Material Contracts Consents

                   AGREEMENT AND PLAN OF MERGER


           THIS AGREEMENT (this "Agreement") is entered into as of September 18, 1997 by and among Marshall Industries, a California corporation having its principal place of business at 9320 Telstar Avenue, El Monte, California 91731 ("Buyer"), MI Holdings Nevada, Inc., a Nevada corporation and a wholly owned subsidiary of Buyer having its principal place of business at 9320 Telstar Avenue, El Monte, California 91731 ("Subsidiary"), and Sterling Electronics Corporation, a Nevada corporation having its principal place of business at 4201 Southwest Freeway, Houston, Texas 77027 ("Company"; for purposes of this Agreement, and unless the context otherwise requires, the term "Company" shall include Company and all of its subsidiaries).


                             RECITALS

           WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each determined that it is in the respective best interests of Buyer and Company for Buyer to acquire Company through the merger of Subsidiary with and into Company upon the terms and subject to the conditions set forth herein; and

           WHEREAS, Buyer, Company and Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe various conditions to the Merger (as such term is defined below).


                             AGREEMENT

           NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                             ARTICLE I
                            THE MERGER

           1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) Subsidiary shall be merged with and into Company and the separate corporate existence of Subsidiary shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Nevada. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and Company shall succeed, without other transfer, to all of the rights and properties of Subsidiary and shall be subject to all of the debts and liabilities of Subsidiary. The Merger shall have the effects specified in the NRS.

           1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California at 10:00 A.M., Los Angeles time on the second business day after the day on which the last of the conditions set forth in Article V hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Buyer and Company may agree.

           1.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, the Surviving Corporation shall file Articles of Merger which contain all information required by Section 92A.200 of the NRS and are executed in accordance with Section 92A.230 of the NRS with the Secretary of State of the State of Nevada. The Merger shall thereupon become effective in accordance with the NRS; the time of such effectiveness is hereinafter referred to as the "Effective Time;" and the date of such effectiveness is hereinafter referred to as the "Effective Date."

           1.4 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NRS, except that the name of the Surviving Corporation shall be Sterling Electronics Corporation.

           1.5 By-Laws. The By-Laws of Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NRS.

           1.6 Officers and Directors. The officers and directors of the Surviving Corporation shall be as set forth on Schedule 1.6. The directors and officers so determined shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

           1.7 Conversion of Shares. At the Effective Time, each outstanding share of common stock, par value $0.50 per share, of Company (the "Company Common Stock") will be converted into the right to receive $21.00 in cash (the "Merger Consideration"), except that any shares of Company Common Stock held by Company or Buyer or their wholly-owned subsidiaries (other than shares held in trust) will be cancelled (the "Cancelled Shares"). After the Effective Time and until surrendered for payment, each certificate representing Company Common Stock (each a "Certificate") will represent only the right to receive the Merger Consideration (without interest). Buyer and Subsidiary will be entitled to rely on Company's stock records at the Effective Time. At the Effective Time, each issued and outstanding share of common stock, no par value, of Subsidiary shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

           1.8 Delivery of Merger Consideration.

               (a) Buyer shall select a bank or trust company reasonably acceptable to Company to act as the paying agent for the Merger (the "Paying Agent"). At or prior to the Effective Time, Buyer shall deposit or cause to be deposited in trust (the "Payment Fund") with the Paying Agent an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares) multiplied by (ii) the Merger Consideration. Out of the Payment Fund, the Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.8(c) below. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

               (b) As soon as reasonably practicable after the Effective Time, Paying Agent shall mail to each holder of record as of the Effective Time of a Certificate a transmittal letter for return to the Paying Agent (the "Paying Agent Letter"): (i) notifying of the effectiveness of the Merger, (ii) providing instructions for effecting the surrender and exchange of the Certificates for the Merger Consideration, (iii) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Paying Agent, and (iv) including such other provisions as Buyer and Company may mutually agree.

               (c) Buyer and the Surviving Corporation shall cause the Paying Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of such Certificate an affidavit of lost share certificates (including a customary indemnity against loss) in form and substance reasonably satisfactory to Buyer) together with the Paying Agent Letter, duly executed, and any other items specified by the Paying Agent Letter, an amount equal to the product of (i) the number of shares of Company Common Stock represented by the Certificate so surrendered multiplied by (ii) the Merger Consideration, less any applicable withholding Taxes. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this
Section 1.8(c) shall be cancelled forthwith.

               (d) In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of Company Common Stock surrendered to the Paying Agent in accordance with Section 1.8(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the Person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid, and
(iii) such Person establishes to the satisfaction of Buyer that such transfer would not violate any applicable federal or state securities laws.

               (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration and except as otherwise provided by applicable law, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation.

               (f) Any portion of the Payment Fund (including any interest received with respect thereto) which remains unclaimed for one year after the Effective Time shall be paid to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation and Buyer for payment (subject to applicable abandoned property, escheat and similar laws) of their claim for the Merger Consideration, without interest thereon. Notwithstanding the foregoing, neither Buyer, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           1.9 Company Options. At the Effective Time, all outstanding Company Options shall terminate, and the holders thereof shall be entitled to receive from Buyer or the Surviving Corporation an amount equal to the product of (i) the Merger Consideration minus the exercise price of the Company Options held by him/her multiplied by (ii) the number of shares of Company Common Stock covered by such Company Options, less any applicable withholding taxes, and without interest paid thereon.


                            ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY

           Company hereby represents and warrants to Buyer and Subsidiary that:

           2.1 Organization; Subsidiaries.

               (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each of its subsidiaries is either a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or a limited partnership duly formed and validly existing under the laws of the State of Texas, and each of the foregoing is in good standing as a foreign corporation or limited partnership, as the case may be, qualified to business in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the business, financial condition, results of operations, prospects, properties or capitalization of Company and its subsidiaries, taken as a whole ("Company's Business"). Each of Company and each of its subsidiaries has the requisite corporate or partnership power and authority to carry on its respective businesses as they are now being conducted and as described in Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

               (b) Schedule 2.1(b) lists all subsidiaries of Company and correctly sets forth the capitalization of each such subsidiary, the jurisdiction in which Company and each such subsidiary is organized or formed and each jurisdiction in which Company and each such subsidiary is qualified or licensed to do business as a foreign corporation or limited partnership. Schedule 2.1(b) correctly lists the current directors and executive officers of Company and of each of its subsidiaries. True, correct and complete copies of the respective charter documents of Company and each of its subsidiaries as in effect on the date hereof have been delivered to Buyer.

               (c) All outstanding securities or other ownership interests in each of Company's subsidiaries listed on Schedule 2.1(b): (i) are owned of record and beneficially by Company or another of Company's wholly-owned subsidiaries, subject to no lien, claim, charge or encumbrance, and Company has full power to transfer such shares without obtaining the consent or approval of any Governmental Entity or any other Person; and (ii) have been duly authorized, are validly issued, fully paid and nonassessable. Company does not directly or indirectly own or hold any interest in any corporation, association or business entity other than those listed on Schedule 2.1(b).

               (d) The minute books of Company and each of its corporate subsidiaries have been made available to Buyer and its Representatives and contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and committees thereof) of each of Company and its corporate subsidiaries and of their respective stockholders.

           2.2 Capitalization.

               (a) The authorized capital stock of Company consists of (i) 2,000,000 shares of Cumulative Convertible Preferred Stock and 2,000,000 shares of Preferred Stock, none of which are issued and outstanding; and (ii) 20,000,000 shares of Common Stock, 7,187,704 shares of which are issued and outstanding as of August 31, 1997. All of such outstanding shares and any shares outstanding at the Effective Time have or will have been duly authorized, are validly issued, fully paid and nonassessable, free of pre-emptive rights, and were issued in compliance with all applicable Laws. Schedule 2.2(a) lists all outstanding Company Options, warrants and other rights to purchase shares of Company Common Stock as of August 31, 1997.

               (b) As of August 31, 1997, Company has reserved for issuance shares of its Common Stock as follows: (i) 1,902,685 shares upon exercise of Company Options granted or reserved for future grant; (ii) 145,078 shares for stock grants under incentive bonus plans; (iii) 266,979 shares for sales to employees under Company's employee stock purchase plan; and (iv) 44,164 shares for Company's 401(k) matching contributions. Since August 31, 1997:
(A) no Company Options, warrants, or other rights to purchase shares of Company Common Stock have been granted; and (B) no shares of Company Common Stock have been issued except for those issued pursuant to the exercise of outstanding Company Options and grants under Company's 401(k) matching contributions and incentive bonus plans, in each case in the ordinary course of business.

               (c) Except as set forth in paragraphs (a) and (b) above and on Schedule 2.2(a), Company does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options, warrants, convertible securities, rights or other agreements or commitments obligating Company to issue shares of its capital stock or other securities of Company or any of its subsidiaries. Any equity securities which were issued and reacquired by Company were so reacquired in compliance with all applicable Laws, and Company does not have any obligation or liability with respect thereto.

           2.3 Authority; Validity. Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contem-plated hereby have been duly authorized by Company's Board of Directors. Company's Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Company's stockholders for consideration at a meeting of such stockholders and, except for the approval of its stockholders, no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Buyer and Subsidiary), this Agreement will be the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

           2.4 No Conflict. Except as set forth on Schedule 2.4, neither Company nor any of its subsidiaries nor any of its or their assets is subject to or obligated under any charter, bylaw, Contract, lease or other instrument or any license, franchise or permit, or subject to any law, statute, rule, regulation, judgment, order, decree or award, which would be defaulted, breached, terminated, forfeited or violated by or in conflict with (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby. Except as set forth on
Schedule 2.4 and except for compliance with the HSR Act, Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby will not result in the creation of a lien, pledge, security interest or any other encumbrance on the assets of Company or any of its subsidiaries or result in any change in the rights or obligations of any party under or the acceleration of (with or without the giving of notice or the lapse of time), any provision of any Material Contract of Company or any of its subsidiaries or any change in the rights or obligations of Company or any of its subsidiaries under any law, statute, rule, regulation, judgment, order, decree or award or permit or license to which the Company or any of its subsidiaries is subject.

           2.5 Consents. Except as set forth on Schedule 2.4, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of Company to permit the Merger and the other transactions contemplated hereby or to permit the continuation by Company of the business activities of Company as conducted prior to the date hereof without material adverse change.

           2.6 Financial Statements; SEC Filings.

               (a) Company has delivered copies of the following financial statements to Buyer: (i) the consolidated balance sheet of Company at March 29, 1997 and the consolidated statements of income, stockholders' equity and changes in financial position for the two years ended March 29, 1997, in each case including the notes thereto and the related report of Ernst & Young LLP, independent certified public accountants, and (ii) the unaudited consolidated statements of financial position of Company and its subsidiaries at June 28, 1997 and the unaudited consolidated statements of stockholders' equity and changes in financial position for the thirteen-week period ended June 28, 1997, and the unaudited consolidated statements of income for the thirteen-week period ended June 28, 1997, in each case including any notes thereto.

               (b) All such financial statements delivered pursuant to Section 2.6(a) hereof are in accordance with the books and records of Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. Such consolidated balance sheets present fairly in all material respects the financial position of Company as of the dates thereof. Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto), Company does not have any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a consolidated balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles consistently applied. The con-solidated statements of income present fairly in all material respects the results of operations of Company for the periods indi-cated.

               (c) Since April 2, 1994, Company has filed with the SEC all material forms, statements, reports and documents
(including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "SEC Filings"). Company has delivered or made available to Buyer accurate and complete copies of all of its SEC Filings since March 29, 1997. Company will promptly deliver any future SEC Filings to Buyer.

               (d) As of their respective dates, (i) each of Company's past SEC Filings was, and each of its future SEC Filings will be, prepared in compliance in all material respects with the laws, regulations and forms governing such SEC Filing; and
(ii) none of its past SEC Filings did, and none of its future SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           2.7 Tax Matters.

               (a) Company has timely filed all Tax Returns required of it and, except for Taxes which in the aggregate do not exceed $100,000 or which are being contested in good faith, has paid all Taxes due for all periods or portions of periods ending on or before March 29, 1997. Adequate provision has been made in the books and records of Company and, in the financial statements referred to in Section 2.6 above, for all Taxes whether or not due and payable and whether or not disputed to the extent not paid.

               (b) Neither Company nor any of its subsidiaries has elected to be treated as a consenting corporation under Section
341(f) of the IRC.

               (c) Schedule 2.7 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of Company and its subsidiaries. Except as set forth on Schedule 2.7: (i) no Governmental Entity has examined or is in the process of examining any Tax Returns of Company or any of its subsidiaries;
(ii) no Governmental Entity has proposed in writing any deficiency, assessment or claim for Taxes and there is no basis for any such deficiency, assessment or claim; and (iii) no waiver of the statute of limitations with respect to Tax Returns of Company has been given by or requested from Company.

                  As a result of the transactions contemplated hereby, Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as such terms are defined in IRC Section 280G.

           2.8 Absence of Certain Changes or Events. Except as set forth on Schedule 2.8, since March 29, 1997, there has not been (a) any event which has or is likely to have a material adverse effect on Company's Business; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting Company's Business; (c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of Company, or any redemption or other acquisi-tion of such stock by Company; (d) any increase in the compensation payable or to become payable by Company to its officers or key employees, except those occurring in the ordinary course of business, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; (e) any labor dispute, other than routine matters, none of which is material to Company's Business; (f) any borrowing or lending of money or guarantee of any obligation by Company; (g) any amendment to or termination of any Material Contract (as such term is defined below); (h) any adoption or amendment of any employee benefit plan or arrangement of Company; (i) any disposition of any material properties or assets used in Company's Business; (j) any engagement by Company in activ-ities outside the ordinary course of Company's Business as con-ducted on the date hereof; or (k) the incurring of any liability (absolute or contingent) except liabilities incurred in the ordinary course of business.

           2.9 Material Contracts. Schedule 2.9 lists each of the following Contracts to which Company or any of its subsidiaries is a party or to which Company, any of its subsidiaries or any of their respective properties is subject or by which any thereof is bound (each of which shall be deemed to be Material Contracts):
any Contract that (a) relates to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements in excess of $100,000,
(b) would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Benefit Plan), (c) Company's Business is substantially dependent upon or which is otherwise material to Company's Business including, without limitation, any agreement with a supplier whose products accounted for more than three percent of Company's revenues in fiscal 1997, (d) provides for an extension of credit by Company or any of its subsidiaries (other than standard payment terms for customers), (e) limits or restricts the ability of Company or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place (other than confidentiality provisions entered into in the ordinary course of business) (f) grants to a third party a right of first refusal or
(g) provides for the purchase of products from a supplier (which products account for more than $500,000 of Company's inventory at June 28, 1997) and does not obligate such supplier to repurchase the Company's inventory of such products upon termination of the Contract by the supplier. Each Material Contract is valid, binding and in full force and effect in all material respects, and, to the best of Company's knowledge, is valid, binding and enforceable by Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Company or the applicable subsidiary has duly performed all its obligations under each Material Contract to the extent that such obligations to perform have accrued; and, except as set forth on Schedule 2.9, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Company or any of its subsidiaries, as the case may be, or, to Company's knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance of any transactions contemplated hereby will occur. To Company's knowledge, no party to any Material Contract intends to cancel, withdraw, modify or amend such Material Contract.

           2.10 Title and Related Matters. Company has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in Company's March 29, 1997 consolidated balance sheet or acquired after March 29, 1997 or necessary to conduct its business as now conducted (except properties, interests on properties and assets sold or otherwise disposed of since March 29, 1997 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except
(a) the lien of current taxes not yet due and payable, (b) liens for mechanics', carriers', workmens', repairmens', landlord, statutory or common law liens either not delinquent or being contested in good faith, (c) such imperfections of title, liens, restrictions, variances and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at such properties and (d) liens securing debt which is reflected on Company's March 29, 1997 consolidated balance sheet. The plants and equipment of Company that are necessary to the operation of Company's Business are in good operating condition and repair. Other than Company's distribution facility in Grapevine, Texas, all properties material to the operations of Company are reflected in Company's March 29, 1997 consolidated balance sheet to the extent generally accepted accounting principles require the same to be reflected.

           2.11      Employee Benefit Plans.

               (a) Schedule 2.11(a) lists all employee benefit plans, programs, agreements and commitments covering any employee or former employee, or the beneficiary of either, of Company or any entity which would be aggregated at any relevant time with Company pursuant to Section 414(b), (c), (m), or (o) of the IRC (referred to herein as an "ERISA Affiliate"), providing benefits in the nature of pension, profit sharing, deferred compensation, retirement, severance, bonus, incentive compensation, stock option, stock bonus, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA (referred to herein as the "ERISA Plans"), and fringe benefit plans (as defined in IRC Section 6039D) (collectively referred to herein as the "Benefit Plans"). Except as set forth on Schedule 2.11(a), neither Company nor any ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) a Benefit Plan subject to Title IV of ERISA.

               (b) Each Benefit Plan is currently, and has been in the past, operated and administered in compliance in all material respects with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA, the IRC and the Family and Medical Leave Act of 1993. Each Benefit Plan which is, or was, intended to qualify under IRC Section 401(a) (referred to herein as a "Qualified Plan") is, or was, so qualified and either (i) has been determined by the IRS to be so qualified by the issuance of a favorable determination letter a copy of which has been furnished to Buyer, which remains in effect as of the date hereof and, to Company's knowledge, nothing has occurred since the date of such letter to cause such letter to be no longer valid, or (ii) is within the "remedial amendment period" as defined in IRC Section 401(b) and the regulations thereunder. Except as set forth on
Schedule 2.11(b), all reports, notices and other documents required to be filed with any Governmental Entity or furnished to employees or participants with respect to the Benefit Plans have (to the best knowledge of Company with respect to items other than Form 5500) been timely filed or furnished. With respect to the most recent Form 5500 regarding each funded Benefit Plan, such liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby since the last Form 5500.

               (c) Except as set forth on Schedule 2.11(c), all contributions required to be paid on or prior to the date hereof to or with respect to any Benefit Plan by its terms or applicable law have been timely paid in full and proper form.

               (d) Except as set forth on Schedule 2.11(d), the transactions contemplated by this Agreement (i) do not constitute or result in a severance or termination of employment under any Benefit Plan for which severance or termination benefits may be payable with respect to any employee covered thereby, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Benefit Plan or compensation to any employee of Company, or (iii) result in any payments (including parachute payments) under any Benefit Plan or Law becoming due to any such employee or result in any obligation or liability of Buyer to any employee of Company or any ERISA Affiliate.

               (e) Neither Company nor any ERISA Affiliate, nor to Company's knowledge any other "disqualified person" or "party in interest" (as defined in IRC Section 4975 and Section 3(14) of ERISA, respectively) with respect to any ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA for which no class, individual or statutory exemption exists or any "prohibited transaction" (as defined in IRC Section 4975(c)(1)) for which no class, individual or statutory exemption exists under IRC Section 4975(c)(2) or (d), nor has any "fiduciary" (as defined in Section 3(21) of ERISA) of any ERISA Plan breached or participated in the breach of any fiduciary obligation imposed pursuant to Part 4 of Title I of ERISA.

               (f) There are no actions, suits, disputes or claims pending or, to Company's knowledge, threatened (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to Company's knowledge, threatened, against or with respect to any Benefit Plan or the assets of any Benefit Plan.

               (g) Except as set forth on Schedule 2.11(g), no Benefit Plan provides or provided health or medical benefits
(whether or not insured) with respect to current or former employees of Company or its subsidiaries beyond their retirement or other termination of service (other than coverage mandated by statutory law).

               (h) Each ERISA Plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (as identified on Schedule 2.11(a)): (i) funded through an insurance company contract, (ii) funded throughout a tax-exempt "VEBA" trust or (iii) unfunded. Except as set forth on Schedule 2.11(h), there is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any ERISA Plan which is an employee welfare benefit plan.

               (i) Company has provided to Buyer true and complete copies of the following with respect to each of the Benefit Plans:
(i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor; (iv) the most recent audited financial statement report; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Benefit Plan and the individuals covered thereby.

           2.12      Employment Agreements.  Except as set forth on
Schedule 2.12, none of Company or any of its subsidiaries is a party to any employment, consulting, non-competition, severance, or indemnification agreement with any current or former executive officer or director of Company or any of its subsidiaries. True and complete copies of the agreements set forth on Schedule 2.12 have been furnished to Buyer prior to the date hereof. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement.

           2.13 Legal Proceedings. (a) There is no pending or threatened judicial or administrative proceeding or investigation affecting Company or any of its subsidiaries that (i) if resolved adversely to it would: (A) have a material adverse effect on Company's Business or (b) require Company or any of its subsidiaries to pay damages in excess of $50,000, or (ii) could reasonably be expected to impair its ability to consummate the Merger; and (b) Company is not aware of any judicial or administrative decision affecting it or any of its subsidiaries that could reasonably be expected to impair its ability to consummate the Merger.

           2.14      Compliance with Law.  Except as set forth on
Schedule 2.14, all licenses, franchises, permits and other governmental authorizations held by Company that are material in connection with Company's Business are valid and sufficient for all business presently carried on by Company. No suspension, cancellation or termination of any such licenses, franchises, permits and other governmental authorizations is threatened or imminent. Except as set forth on Schedule 2.14, Company's Business is not being conducted in violation of any Law, except for violations which either individually or in the aggregate do not and will not have a material adverse effect on Company's Business.

           2.15 Accuracy of Proxy Statement and Other Information. On the date on which Company mails to its stockholders its proxy materials relating to the Merger (the "Proxy Statement"), on the date its stockholder meeting is held, and on the Effective Date, the Proxy Statement will contain all material statements concerning Company which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information concerning Company set forth in the Schedules hereto and the copies of the documents furnished by Company to Buyer in accordance herewith, are complete and accurate.

           2.16 Related Party Transactions. No director or officer of Company or any subsidiary of Company and no Person related to any of them has any interest in (i) any equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to Company's Business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Company; provided, however, that (A) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 10% of the outstanding voting stock or debt securities of any privately held company.

           2.17 Insurance. All material properties of Company and its subsidiaries are insured for their respective benefits, in amounts customary and reasonable for the line of business of Company and against all risks usually insured against by Persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility. Neither Company nor any of its subsidiaries is in default under any such policy or bond, and all such policies are in full force and effect, with all premiums due thereon paid. Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage except for such failures as will not have a material adverse effect on Company's Business.

           2.18 No Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Company directly with Buyer and without the intervention of any Person, either as a result of the act of Company, or, to the knowledge of Company, otherwise, in such a manner as to give rise to any valid claim against any of the parties for a finder's fee, broker's commission or other similar payment, other than that of Goldman Sachs & Co.

           2.19 Dissenters' Rights. The effectiveness of the Merger will not give rise to any holder of the Company Common Stock having dissenters' rights pursuant to the NRS.

           2.20      Environmental Matters.  Except as set forth on
Schedule 2.20, to Company's knowledge, neither Company nor any of its subsidiaries has disposed of any Hazardous Substances on or about any properties at any time owned, leased or occupied by Company or any of its present or former subsidiaries. To Company's knowledge, neither Company nor any of its present or former subsidiaries has disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment. Except as set forth on Schedule 2.20, to Company's knowledge, Company and each of its present and former subsidiaries have conducted their respective businesses in accordance with all applicable Environmental Regulation. Except as set forth on Schedule 2.20, to Company's knowledge, Company has not received any notice of any investigation, claim or proceeding against Company or any of its present or former subsidiaries relating to Hazardous Substances and Company is not aware of any fact or circumstance which could involve Company or any of its present or former subsidiaries in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Company or any of its present or former subsidiaries.

           2.21 Bank Accounts, Powers, etc. Schedule 2.21 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Company or any of its subsidiaries has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

           2.22 Intangible Property. Schedule 2.22 lists all Marks used by Company or any of its subsidiaries in connection with the Company's Business and denotes whether such Marks are owned or licensed by Company or any of its subsidiaries, and, if licensed, the payments required to be made to others with respect thereto. Company and its subsidiaries own or have valid, binding, enforceable and adequate rights to use all Intangible Property used or held for use in connection with Company's Business, without any conflict with the rights of others. Neither Company nor any of its subsidiaries has received any notice from any other Person pertaining to or challenging the right of Company or any such subsidiary to use any Intangible Property owned or used by or licensed to Company or such Subsidiary.

           2.23      Fairness Opinion.  Company has received from
Goldman, Sachs & Co. an opinion, dated the date hereof, to the effect that the Merger Consideration is fair, from a financial point of view, to the stockholders of Company.

           2.24 Full Disclosure. No statements by Company contained in this Agreement and the Schedules attached hereto and any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby (when read together) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.


                            ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF BUYER AND SUBSIDIARY

           Each of Buyer and Subsidiary hereby represents and war-rants to Company as follows:

           3.1 Organization. Each of Buyer and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Nevada, respectively, and has corporate power to carry on its business as it is now being conducted.

           3.2 Authority; Validity. Each of Buyer and Subsidiary has all corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Buyer's and Subsidiary's Boards of Directors, respectively, and by Buyer as the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Buyer or Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Company), this Agreement will be the valid and binding obligation of Buyer and Subsidiary enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

           3.3 No Conflict. Neither Buyer nor Subsidiary is subject to or obligated under any charter, bylaw, Contract, lease or other instrument or any license, franchise or permit, or subject to any statute, rule, order or decree, which would be materially defaulted, materially breached, terminated, forfeited or materially violated by or in material conflict (or upon the failure to give notice or the lapse of time, or both, would result in a material default, material breach, termination, forfeiture or material conflict) with its executing and carrying out this Agreement and the transactions contemplated hereunder.

           3.4 Consents. Except as contemplated by this Agreement or set forth on Schedule 3.4, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity, is required to be obtained on the part of Buyer or Subsidiary to permit the Merger.

           3.5 No Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Company and without the inter-vention of any Person, either as a result of the act of Buyer or, to the knowledge of Buyer, otherwise, in such a manner as to give rise to any valid claim against any of the parties for a finder's fee, broker's commission or other similar payment, other than DLJ.

           3.6 Legal Proceedings. There is no pending or threatened judicial or administrative proceeding or investigation affecting Buyer or Subsidiary that if resolved adversely to either or them could reasonably be expected to impair their ability to consummate the Merger. Buyer is not aware of any judicial or administrative decision affecting it or Subsidiary that could reasonably be expected to impair the ability of Buyer or Subsidiary to consummate the Merger.

           3.7 Financial Statements. The financial statements contained in Buyer's Annual Report on Form 10-K for the fiscal year ended May 31, 1997 are in accordance with the books and records of Buyer, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the financial position of Buyer as of such date and the results of operations of Buyer for the periods indicated therein.

           3.8 Buyer's Financing. Buyer has received separate signed commitment letters from two of the ten largest banks in the United States to provide financing in amounts sufficient to pay the Aggregate Merger Consideration pursuant to this Agreement.


                            ARTICLE IV
                             COVENANTS

           4.1 Access and Information.

               (a) Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Company will give to Buyer and Buyer's Representatives full access during normal business hours to all of its and its subsidiaries' properties, books, records, documents (including, without limitation, tax returns for all periods open under the applicable statute of limitations), personnel, auditors and counsel, and Company shall (and shall cause its subsidiaries to) furnish promptly to Buyer all information concerning Company's Business as Buyer or Buyer's Representatives may reasonably request, including, without limitation true and complete copies of all Material Contracts, including all amendments and supplements thereto.

               (b) In addition to Buyer's obligations under the Letter Agreement, all non-public information disclosed by any party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its Representatives) shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement. Subject to the requirements of applicable Law, Buyer and Company will keep confidential, and each will cause their respective Representatives to keep confidential, all such non-public information and documents unless such information (i) was already known to Buyer or Company, as the case may be, (ii) becomes available to Buyer or Company, as the case may be, from other sources not known by Buyer or Company, respectively, to be bound by a confidentiality obligation, (iii) is independently acquired by Buyer or Company, as the case may be, as a result of work carried out by any Representative of Buyer or Company, respectively, to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of Company or Buyer, as the case may be, or (v) is or becomes readily ascertainable from publicly available information. Upon any termination of this Agreement, each party hereto will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

               (c) Subject to applicable Law, if between the date hereof and the Effective Date any Governmental Entity shall commence any examination, review, investigation, action, suit or proceeding against Company with respect to the Merger, Company shall (i) give Buyer prompt notice thereof, (ii) keep Buyer informed as to the status thereof and (iii) permit Buyer to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Entity in connection with such examination, review, investigation, action, suit or proceeding.

               (d) Upon Buyer's request, officers of Company shall meet with Buyer's potential sources of financing for the Merger and shall otherwise cooperate as reasonably requested by Buyer in connection with Buyer's efforts to secure financing.

               (e) Prior to October 6, 1997, Company shall make available to Buyer data confirming the tax basis of Company's assets, and the amount of consolidated net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of the Company allocable to Company and its subsidiaries under Treasury Regulation 1.1502-79.

           4.2 Governmental Filings. Subject to the terms and conditions herein provided, Company and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger;
(b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

           4.3 Consents and Approvals.

               (a) Company shall use its commercially reasonable efforts to obtain any and all consents from other parties to all Material Contracts, if necessary or appropriate to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger. Each party hereto shall use its commercially reasonable efforts to obtain any and all permits or approvals of any Governmental Entity required by such party for the lawful consummation of the Merger.

               (b) Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

               (c) Buyer and Company shall promptly furnish each other with copies of all written communications received by Buyer or Company, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

           4.4 Stockholders' Meeting. Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Proxy Statement has been cleared by the SEC for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby, including the Merger.
Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby, including the Merger, and such other matters as may be submitted to its stockholders in connection with this Agreement; provided, however, that nothing contained in this
Section 4.4 shall prohibit Company's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if it shall have concluded in good faith based upon the written advice of independent legal counsel which may be Company's regular counsel (i.e. Schlanger, Mills, Mayer & Grossberg
LLP) that such action is required to prevent it from breaching its fiduciary duties to the stockholders of Company under applicable Law.

           4.5 Conduct of Business. Company covenants and agrees that after the date hereof and prior to the Effective Time (unless Buyer shall have agreed in writing):

               (a) Ordinary Course. Company will, and will cause its subsidiaries to, operate Company's Business only in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; and (ii) retain its key officers and employees. Company and its subsidiaries will not:
(A) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) implement any new employee benefit plan, or employment, compensatory or severance agreement;
(C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement; (D) enter into, amend or terminate any Material Contract, other than the consulting agreement with Jacob Weber (but only upon substantially the same terms as are contained in the draft revised agreement provided to Buyer prior to the date hereof); (E) take any action that would jeopardize the continuance of its material supplier or customer relationships; (F) make any material change in the nature of their businesses and operations; (G) enter into any transaction or agreement with any officer, director or affiliate of Company or any of its subsidiaries; (H) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any of its subsidiaries of more than $100,000 in any specific case or $500,000 in the aggregate, excluding purchases of inventory in the ordinary course of business; or (I) make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure.

               (b) Charter Documents. Company will not amend its Articles of Incorporation or By-Laws.

               (c) Dividends. Company will not declare or pay any dividend or make any other distribution in respect of its capital stock.

               (d) Stock. Company will not split, combine or reclassify any shares of its capital stock, or issue, redeem or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except (i) pursuant to existing obligations under Benefit Plans; or (ii) pursuant to the existing commitments or conversion rights listed on Schedule 2.2(a). Company will not grant any Company Options.

           4.6 Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter, Company and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Company and Buyer, except to the extent that the disclosing party is advised by its counsel that such action is required by applicable Law, and then, if practicable, only after consultation with the other party. Company shall obtain the prior consent of Buyer to the form and content of any application or report made to any Governmental Entity which relates to this Agreement.

           4.7 Financial Statements. Company will deliver to Buyer, as soon as reasonably practicable after the end of each fiscal month and each fiscal quarter prior to the Effective Date, beginning with the periods included in the second fiscal quarter of 1998, an unaudited balance sheet as of such date and related unaudited statements of income and changes in stockholders' equity for the period then ended. Such financial statements will be prepared in accordance with generally accepted accounting princi-ples consistently applied and will fairly reflect Company's consolidated financial condition and the consolidated results of its operations for the periods then ended, subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end adjustments. Company will also deliver to Buyer the related consolidating statements for each such period.

            4.8 Notification of Defaults and Adverse Events. Company will promptly notify Buyer if, subsequent to the date of this Agreement and prior to the Effective Date: (i) an event occurs that may materially and adversely affect Company's Business, (ii) it receives any notice of default under any Material Contract, which default would, if not remedied, result in any material adverse change in Company's Business or which would render incorrect any representation made herein, or (iii) any suit, action or proceeding is instituted or, to the knowledge of Company, threatened against or affecting Company or any of its subsidiaries which, if adversely determined, would result in any material adverse change in Company's Business or which would render incorrect any representation made herein. Each of Company and Buyer will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under this Agree-ment or fulfill any conditions under its control.

           4.9 Indemnification by Company. Company agrees to indemnify and hold harmless Buyer, each Person who controls Buyer within the meaning of the Securities Act, and each director and officer of the Buyer against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that the Proxy Statement contains any material misstatement or omission. This indemnification obligation does not, however, extend to information provided in writing by Buyer expressly for inclusion in the Proxy Statement.

           4.10      Commercially Reasonable Efforts.  Buyer and
Company shall each use its commercially reasonable efforts to cause all conditions to Closing to be satisfied.

           4.11 Buyer's Undertaking Regarding Subsidiary. Buyer covenants and agrees with Company that, subject to the terms and conditions of this Agreement, Buyer shall take all actions as may be necessary to cause Subsidiary to consummate the Merger.

           4.12      Employee Matters.

               (a) Company shall amend, terminate or suspend its 1996 Employee Stock Purchase Plan such that no options will be granted pursuant thereto after September 30, 1997.

               (b) Company's Board of Directors shall take all actions necessary or appropriate such that the Merger, the transactions contemplated by this Agreement and any steps taken in connection therewith are not deemed to be either (i) a "Change in Control" as such term is defined in the Company Broad Base Severance Plan or (ii) a "Hostile Change of Control" as such term is defined in the Company Upper Management Severance Plan.

           4.13 No Solicitation. Company will, and will cause its subsidiaries and their respective Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal. The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its Representatives to, directly, or indirectly, (a) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding the foregoing, if, prior to the Closing, Company's Board of Directors determines in good faith, based upon written advice of independent counsel, which may be the Company's regularly engaged outside counsel, that not to do so would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to an unsolicited Acquisition Proposal and so long as it provides notice to Buyer of its receipt of such unsolicited Acquisition Proposal, (i) furnish information with respect to the Company pursuant to a customary confidentiality and standstill agreement (which is substantially similar to the agreement with Buyer) and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the previous sentence by any subsidiary of Company or any of Company's Representatives, whether or not such Person is purporting to act on behalf of Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.13 by Company.

           4.14 Termination Fee. If this Agreement is terminated (a) by Subsidiary and/or Buyer pursuant to Section 6.1(d) or Section 6.1(h) hereof, or (b) by Company pursuant to
Section 6.1(d) or Section 6.1(g), then Company shall pay to Buyer, upon demand, a fee, to be paid in cash, of $5,000,000 (the "Termination Fee"). The Termination Fee will be Buyer's sole and exclusive remedy against Company for a termination pursuant to such Sections and Buyer shall not pursue in any manner, directly or indirectly, any claim or cause of action based upon tortious or other interference with rights under this Agreement against any Person submitting an Acquisition Proposal.

           4.15 Anti-takeover Statutes. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, Company represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such takeover statute on the transactions contemplated hereby.

           4.16      Indemnification; Insurance.

               (a) Buyer and Subsidiary agree that all rights to indemnification by Company existing in favor of each present and former director of Company (the "Company Indemnified Parties") as provided in Company's Articles of Incorporation and By-Laws on the date hereof shall survive the Merger and shall continue in full force and effect for a period of four years from the Effective Date. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against any Company Indemnified Party, the Surviving Corporation shall have the right to assume the defense of any such action or proceeding (using counsel reasonably satisfactory to the Company Indemnified Party) and to settle, in its sole discretion, any such action or proceeding. Neither Buyer nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent. Subject to the foregoing, upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Company Indemnified Party may participate in such defense, but neither the Surviving Corporation nor Buyer shall have any liability to the Company Indemnified Party for any legal fees or expenses subsequently incurred by the Company Indemnified Party in connection with such defense. Any Company Indemnified Party wishing to claim indemnification under this Section 4.16(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation of the same (but the failure to so notify the Surviving Corporation shall not relieve it or Buyer from any liability which it may have under this Section 4.16(a) except to the extent that such failure prejudices the Surviving Corporation or Buyer).

               (b) For a period of three years after the Effective Date, Buyer shall cause to be maintained officers' and directors' liability insurance covering the Company's existing officers and directors who are currently covered in such capacities by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance; provided, however, that Buyer shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the current annual premium paid by Company for its existing coverage (the "D&O Cap") and provided further that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such amount, Buyer shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap.


                             ARTICLE V
                            CONDITIONS

           5.1 Conditions to Obligations of Company and Buyer. The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by all parties:

               (a) Corporate Approval. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger shall have been duly and validly taken by the other parties. The stockholders of Company shall have approved the Merger in accordance with applicable Law.

               (b) Approval from Government Entities. All approvals required by any Governmental Entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

               (c) Absence of Governmental Litigation. No Governmental Entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any Governmental Entity that prohibits, restricts, or delays consummation of the Merger.

           5.2 Conditions to Obligations of Buyer. The obligations of Buyer and Subsidiary to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived in writing by Buyer:

               (a) Representations and Compliance. The represen-tations and warranties of Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Company shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Buyer shall have received an officer's certificate signed by the Chief Executive Officer of Company certifying as to each of the foregoing.

               (b) Comfort Letter. Buyer shall have received from Ernst & Young LLP, the independent auditors of Company, a comfort letter dated the date of the mailing of the Proxy Statement and a second comfort letter dated the Effective Date, each in form and substance reasonably satisfactory to Buyer.

               (c) Opinion of Counsel. Buyer shall have received from Schlanger, Mills, Mayer & Grossberg LLP, counsel to Company, an opinion in form and substance reasonably satisfactory to Buyer.

               (d)   Governmental Approvals.  All statutory
requirements for the valid consummation by Buyer and Subsidiary of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental Entities required to be obtained in order to permit consummation by Buyer and Subsidiary of the transactions contemplated by this Agreement shall have been obtained.

               (e) No Material Adverse Change. From the date hereof, there shall not have occurred any event which has or is likely to have a material adverse effect on Company's Business (it being understood that events or changes affecting the entire electronics components distribution industry generally will not be considered in making such determination). Without limiting the foregoing, a material adverse effect on Company's Business shall include the termination (or notice of termination) of franchise agreements with suppliers which in the aggregate accounted for at least seven percent of Company's revenues in fiscal 1997.

               (f) Material Contracts. All consents from other parties to the Material Contracts listed on Schedule 5.2(f), if necessary or appropriate to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger, shall have been received.

               (g) Market Conditions. There shall have not occurred (i) any general suspension of, trading in or limitation on prices for securities on the New York Stock Exchange Inc., the American Stock Exchange, Inc., or the National Association of Securities Dealers Automated Quotation System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity on, or any other event that, in the reasonable judgment of Buyer is substantially likely to materially adversely affect the extension of credit by banks or other lending institutions, or (v) from the date of this Agreement through the date immediately prior to the Effective Time, a decline of at least 25% in the Standard & Poor's 500 Index.

           5.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by Company:

               (a) Representations and Compliance. The represen-tations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Buyer shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Company shall have received an officer's certificate signed by the Chief Executive Officer of Buyer certifying as to each of the foregoing.

               (b)   Opinion of Counsel.  Company shall have
received from O'Melveny & Myers LLP, counsel for Buyer, an opinion in form and substance reasonably satisfactory to Company.


                            ARTICLE VI
                 TERMINATION, AMENDMENT AND WAIVER

           6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Company:

               (a) by mutual consent of Subsidiary, Buyer and Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

               (b) by any of Subsidiary, Buyer or Company upon written notice to the other parties if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

               (c) by any of Subsidiary, Buyer or Company if the Merger shall not have been consummated on or before January 31, 1998, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

               (d) by Company or Buyer if any approval of the stockholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

               (e) by any of Subsidiary, Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party;

               (f) by any of Subsidiary, Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or conditions or obligations set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto or which breach, by its nature, cannot be cured prior to the Effective Time;

               (g) by Company if, prior to the consummation of the transactions contemplated hereby, a Person shall have made a bona fide Acquisition Proposal that the Board of Directors of Company determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to Company's stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties under applicable Law; and

               (h)   by Subsidiary and Buyer prior to the
consummation of the transactions contemplated hereby if the Board of Directors of Company shall have withdrawn its approval or modified its approval or recommendation of this Agreement or shall have recommended another offer for the purchase of Company Common Stock.

           6.2 Effect of Termination.  Except as provided in
Section 4.14 and Section 7.2 hereof with respect to expenses and fees (including the Termination Fee), and except as provided in
Section 4.1(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party for liability for any willful breach hereof.

           6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Company, but, after any such approval, no amendment shall be made which would have a material adverse effect on the stockholders of Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           6.4 Extension; Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                            ARTICLE VII
                           MISCELLANEOUS

           7.1 Termination of Representations and Warranties. The representations and warranties of each party will terminate on the Effective Date.

           7.2 Expenses. Subject to Section 4.14, each party will pay its own expenses relating to this Agreement and the transactions contemplated hereby; provided, however that following any termination of this Agreement by Buyer pursuant to Section 6.1(e) or 6.1(f), Company shall reimburse Buyer and its affiliates (not later than five business days after submission of statements therefor) for all out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees payable to investment bankers, commercial bankers, counsel, consultants and accountants) in an amount not to exceed $2,000,000.

           7.3 Remedies. If, in accordance with the terms of the proviso contained in Section 4.4, Company's Board of Directors fails to recommend this Agreement (and the transactions contemplated hereby, including the Merger) to Company's stockholders, or modifies or withdraws its recommendation thereof to Company's stockholders, Buyer's sole remedy in connection therewith shall be Company's payment of the Termination Fee to Buyer pursuant to Section 4.14. This Section 7.3 shall not be deemed to preclude or otherwise limit in any way Buyer's exercise of any rights or pursuit of any remedies, including, without limitation, any legal or equitable remedies, with respect to any breach by Company of any of its obligations under this Agreement, including, without limitation, those contained in Section 4.13 hereof.

           7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, sent by registered or certified mail (return receipt requested), or telexed or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Buyer or Subsidiary:

               Marshall Industries
               9320 Telstar Avenue
               El Monte, California  91731
               Attention:  Henry W. Chin
               Telecopy:  (626) 307-6348

           with a copy to:

               O'Melveny & Myers LLP
               400 S. Hope St.
               Los Angeles, California 90071-2899
               Telecopy:  (213) 669-6407
               Attention:  D. Stephen Antion, Esq.

           if to Company:

               Sterling Electronics Corporation
               4201 Southwest Freeway
               Houston, Texas 77027
               Attention:  Ronald Spolane
               Telecopy:  (713) 629-3949

           with a copy to:

               Schlanger, Mills, Mayer & Grossberg LLP
               5847 San Felipe, Suite 1700
               Houston, Texas 77057
               Telecopy:  (713) 785-2091
               Attention:  Steven Lerner, Esq.

           7.5 Further Assurances. Buyer, Subsidiary and Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

           7.6 Assignability. Neither this Agreement nor any rights or obligations under it are assignable.

           7.7 Governing Law. This Agreement will be governed by the laws of the State of California except to extent that the certain matters are governed as a matter of controlling law by the law of the jurisdiction of incorporation of Company.

           7.8 Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           7.10 Integration.  This Agreement and the Letter
Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


                           ARTICLE VIII
                            DEFINITIONS

           8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article VIII have the meaning assigned to them in this Article VIII and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as whole and not to any particular Article, Section nor other subdivision.

           As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

           "Acquisition Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

           "Aggregate Merger Consideration" means an amount equal to the sum of (i) the amount required to be deposited with the Paying Agent pursuant to Section 1.8(a) plus (ii) the aggregate amount to be paid to holders of Company Options pursuant to Section 1.9.

           "Benefit Plans" has the meaning set forth in Section
2.11(a).

           "Buyer" has the meaning set forth in the first paragraph hereof.

           "Cancelled Shares" has the meaning set forth in Section
1.7.

           "Certificates" has the meaning set forth in Section 1.7.

           "Closing" has the meaning set forth in Section 1.2.

           "Company" has the meaning set forth in the first paragraph hereof.

           "Company Common Stock" has the meaning set forth in
Section 1.7.

           "Company Indemnified Parties" has the meaning set forth in Section 4.16(a).

           "Company Options" means any option granted by Company to purchase shares of Company Common Stock pursuant to the Company's 1967 Stock Option Plan, 1968 Stock Option Plan, 1992 Incentive Stock Option Plan, 1993 Directors' Non-Qualified Stock Option Plan, 1994 Stock Option Plan and 1997 Stock Option Plan, and any individual option grant made prior to the date hereof.

           "Company's Business" has the meaning set forth in
Section 2.1(a).

           "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

           "DLJ" means Donaldson, Lufkin & Jenrette Securities
Corporation.

           "D&O Cap" has the meaning set forth in Section 4.16(b).

           "Effective Date" has the meaning set forth in Section
1.3.

           "Effective Time" has the meaning set forth in Section
1.3.

           "Environmental Regulation" means, collectively, all
Laws, regulations, orders and other requirements of any Governmental Entity relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release of, and exposure of others to, Hazardous Substances.

           "ERISA" means the Employee Retirement Income Security
Act of 1974.

           "ERISA Affiliate" has the meaning set forth in Section
2.11(a).

           "ERISA Plans" has the meaning set forth in Section
2.11(a).

           "Exchange Act" means the Securities Exchange Act of
1934, as amended.

           "Governmental Entity" means any governmental agency, district, bureau, board, commission, court, department, official political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

           "Hazardous Substances" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

           "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

           "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

           "IRC" means the Internal Revenue Code of 1986, as amended.

           "IRS" means the Internal Revenue Service.

           "Laws" means any constitutional provision, statute, ordinance, or other law, code, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, judgment, award, order, ruling, assessment or writ.

           "Letter Agreement" means that certain letter agreement between Buyer and Company dated June 3, 1997.

           "Marks" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing.

           "Merger" has the meaning set forth in Section 1.1.

           "Merger Consideration" has the meaning set forth in
Section 1.7.

           "NRS" means the Nevada Revised Statutes.

           "Paying Agent" has the meaning set forth in Section
1.8(a).

           "Paying Agent Letter" has the meaning set forth in
Section 1.8(b).

           "Payment Fund" has the meaning set forth in Section
1.8(a).

           "Person" means any individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or other entity.

           "Proxy Statement" has the meaning set forth in Section
2.15.

           "Qualified Plans" has the meaning set forth in Section
2.11(b).

           "Representatives" means a Person's officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents.

           "Securities Act" means the Securities Act of 1933, as amended.

           "SEC" means the Securities and Exchange Commission.

           "SEC Filings" has the meaning set forth in Section
2.6(c).

           "Subsidiary" has the meaning set forth in the first paragraph hereof.

           "Surviving Corporation has the meaning set forth in
Section 1.1.

           "Tax" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, and interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

           "Tax Return" means a declaration, statement report, return or other document or information required to be filed or supplied with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries.

           "Termination Fee" has the meaning set forth in Section
4.14.

           [Remainder of Page Intentionally Left Blank]

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                               MARSHALL INDUSTRIES


                               /s/ Robert Rodin
                               Robert Rodin
                               President
                                and Chief Executive Officer


                               MI HOLDINGS NEVADA, INC.


                               /s/ Robert Rodin
                               Robert Rodin
                               President


                               STERLING ELECTRONICS CORPORATION


                               /s/ Ronald Spolane
                               By:  Ronald Spolane
                               Its:  Chairman & CEO